 UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 5, 2012

Municipal Mortgage & Equity, LLC

(Exact name of registrant as specified in its charter)

Delaware	001-11981	52-1449733
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

621 E Pratt Street, Suite 600, Baltimore, Maryland		21202
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:	(443) 263-2900

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On December 6, 2012 the registrant, through its subsidiaries MuniMae TE Bond Subsidiary, LLC and TEB Credit Enhancer, LLC (collectively the “Company”), closed on a new bond financing that generated $540.1 million of proceeds which, along with cash of $3.1 million from the Company, replaced all of the Company’s securitization debt that had credit enhancement and liquidity facilities expiring on March 31, 2013. The new facility is subject to a remarketing on December 1, 2016.

As a result of the transaction, the Company placed bonds and instruments representing interests in bonds (collectively the “Bonds”) with an aggregate fair value at September 30, 2012 of approximately $875.3 million into the borrowing entity (TEB Credit Enhancer). The borrowing entity then issued $540.1 million of Class A certificates. Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”) advised on the placement of the Class A certificates, which were initially placed with a single investor. The Class A certificates, which can be called by the Company in whole or in part at any time, are treated as a borrowing on the Company’s GAAP financial statements. The Class A certificates bear a floating rate of interest at SIFMA plus 200bps, reset weekly, subject to a maximum rate for each Class A certificate equal to the coupon of the bond underlying such Class A certificate (“Trust Bond”) less 5 bps. If the interest rate on any Class A certificate is reset at its maximum rate, the Company will be required to purchase and cancel Class A certificates in order to meet certain requirements with respect to tax-exempt income. The Company expects to receive all net cash flow from the Bonds after payment of the amount due and payable on the Class A certificates and recurring fees.

The facility is subject to, among others, the following covenants. A collateral ratio of at least 144% of the Class A certificates outstanding must be maintained or all net cash flow from all the Bonds will be held back and not distributed to the Company until the minimum ratio is restored. In addition, in the event that a Trust Bond fails to pay its full debt service, monies from the Bonds that are not Trust Bonds shall be used to pay the deficiency and an equal amount is required to be retained as collateral and not distributed to the Company until such Bond default is cured or the associated Class A certificates are redeemed. In the event a Bond that is not a Trust Bond fails to pay its debt service in full, cash flow from the Bonds which are not Trust Bonds will be held back from the Company in the amount of the shortfall until such Bond either pays its shortfall or is replaced by another bond. In the event that the percentage of Bonds in payment default rise above certain thresholds established under the documents, no monies will be distributable to the Company from the Bonds pledged as collateral until certain more stringent thresholds are achieved.

The Company incurred closing costs of approximately $4.7 million, consisting primarily of a structuring and placement fee and legal fees.

As outlined in Note 1, “Description of the business and basis of presentation,” in the Company’s Form 10-Q for the quarterly period ending September 30, 2012 filed on November 14, 2012, the Company expects that this refinancing may result in capital gains for certain shareholders, depending on each shareholder’s individual circumstances. The shareholders most impacted by these capital gains are those that bought the Company’s shares subsequent to the significant decline in the share price since January 2008 (typically referred to as “low-basis” shareholders) and who holds these shares in taxable accounts. The estimated capital gain from this transaction for these low-basis shareholders is not expected to exceed approximately $2.01 per unit. This is in addition to the $0.70 per unit discussed on our third quarter earnings call which was generated by bond redemptions that occurred earlier in the year and could increase further if there are additional dispositions before year-end. Shareholders are advised to consult their tax and investment advisors for more information.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 5, 2012, the Board of Directors of Municipal Mortgage & Equity, LLC appointed J.P. Grant as a new director of the Company effective January 1, 2013. Mr. Grant will receive compensation and perquisites in accordance with the standard policies and procedures previously approved by the Board of Directors for all non-employee directors of the Company.

Mr. Grant is the founder, President and CEO at Grant Capital Management, Inc. (previously First Municipal Credit Corporation), where he has specialized in providing tax-exempt financing to city and state governments since the company’s founding in 2000. Prior to that, he held positions in major account sales for IBM Corporation - Public Sector and Federal Data Corporation.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Municipal Mortgage & Equity, LLC

December 7, 2012	By:	/s/ Michael L. Falcone
Name: Michael L. Falcone
Title: Chief Executive Officer and President

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